UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2016

Corning Incorporated

(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Riverfront Plaza, Corning, New York		14831
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 607-974-9000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on October 26, 2015, the Board of Directors of Corning Incorporated (“Corning”) approved a $4 billion share repurchase program (the “Repurchase Program”). The Repurchase Program permits Corning to effect repurchases from time to time through a combination of open market repurchases, privately negotiated transactions, advance repurchase agreements and/or other arrangements.

On July 28, 2016, Corning entered into an accelerated share repurchase transaction (“ASR”) with Morgan Stanley & Co. LLC (“Morgan Stanley”) to repurchase $2 billion of Corning’s common stock in two tranches of $1.5 billion and $500 million, respectively, each with its own scheduled termination date. The ASR was executed under the Repurchase Program. Under the ASR, Corning made a $2 billion aggregate payment to Morgan Stanley on July 28, 2016 and received an initial aggregate delivery of 74,453,235 shares of Corning common stock from Morgan Stanley on the same day. Each tranche is subject to acceleration at Morgan Stanley’s option during an acceleration period prior to its scheduled termination date. The total number of shares Corning will repurchase under each tranche of the ASR will be based generally upon the average daily volume weighted average price of Corning’s common stock during the repurchase period for such tranche, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR. Depending on the circumstances at settlement of each tranche, Morgan Stanley may be required to deliver additional shares of common stock to Corning or Corning may be required either to deliver shares of common stock or to make a cash payment to Morgan Stanley. Final settlement of both tranches of the ASR is expected to occur in the fourth quarter of 2016. The terms of each tranche of the ASR are subject to adjustment if Corning were to enter into or announce certain types of transactions or to take certain corporate actions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Incorporated

July 28, 2016	By:	/s/ Linda E. Jolly
Name: Linda E. Jolly
Title: Vice President and Corporate Secretary